PTC Therapeutics Announces Executive Promotions

SOUTH PLAINFIELD, N.J., June 5, 2017 – PTC Therapeutics, Inc. (NASDAQ: PTCT) today announced the appointments of Marcio Souza to Chief Operating Officer and Christine Utter to Principal Financial Officer and Treasurer.

“I am extremely pleased to announce these promotions. Both Marcio and Christine have been instrumental in the growth of PTC into a global organization with multiple products. In his tenure at the company, Marcio has demonstrated expertise in product launches and strategic leadership capabilities across our corporate and commercial planning efforts,” said Stuart Peltz, Ph.D., chief executive officer, PTC Therapeutics, Inc. “Since joining PTC, Christine has been an invaluable asset to PTC and leads a strong financial team with broad public company expertise. These promotions increase our operational and strategic efforts for continued commercial growth to deliver on our mission to develop and commercialize innovative therapies for Duchenne muscular dystrophy and other rare diseases.”

Mr. Souza joined PTC in July 2014 as Vice President of Global Marketing and was subsequently Senior Vice President and Head of Global Product Strategy since June 2016, where he was responsible for serving as the chair the integrated program teams as well as leading the global marketing, market access and health economics areas. Prior to joining PTC, Mr. Souza was the Executive Director of Marketing for NPS Pharmaceuticals where he led the launch preparations for NATPARA®. Previously, he has worked for Shire HGT in positions of increasing responsibilities in LATAM, U.S. and globally in several rare disease areas. Mr. Souza holds a pharmacy and biochemistry degree from University of Sao Paulo and has received his MBA from Fundacao Dom Cabral in Brazil.

Ms. Utter joined PTC in 2010 as the Assistant Controller and advanced with increasing responsibilities and positions to her most recent position as Senior Vice President, Finance, in January 2017. From 2005 until 2009, Mrs. Utter was the Assistant Corporate Controller of Barrier Therapeutics. Prior to 2005, Ms. Utter held positions as a financial analyst at Engelhard Corporation and as an auditor at both Ernst & Young LLP and Arthur Andersen. Ms. Utter holds a B.S. in accounting from The College of New Jersey, and is a certified public accountant.

About PTC Therapeutics
PTC is a global biopharmaceutical company focused on the discovery, development and commercialization of orally administered, proprietary small molecule drugs targeting an area of RNA biology we refer to as post-transcriptional control. Post-transcriptional control processes are the regulatory events that occur in cells during and after a messenger RNA, or mRNA, molecule is copied from DNA through the transcription process. PTC's internally discovered pipeline addresses multiple therapeutic areas, including rare disorders and oncology. PTC has discovered all of its compounds currently under development using its proprietary technologies. PTC plans to continue to develop these compounds both on its own and through selective collaboration arrangements with leading pharmaceutical and biotechnology companies. For more information on the company, please visit our website www.ptcbio.com.

For More Information:

Investors:
Emily Hill
+ 1 (908) 912-9327
ehill@ptcbio.com

Media:
Jane Baj
+1 (908) 912-9167
jbaj@ptcbio.com

Forward-Looking Statements:
All statements, other than those of historical fact, contained in this release are forward-looking statements, including statements regarding PTC's strategy, future operations, future financial position, future revenues or projected costs; and the objectives of management.  Other forward-looking statements may be identified by the words "guidance", "plan," "anticipate," "believe," "estimate," "expect," "intend," "may," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions.
PTC's actual results, performance or achievements could differ materially from those expressed or implied by forward-looking statements it makes as a result of a variety of risks and uncertainties, including the factors discussed in the "Risk Factors" section of PTC's most recent Quarterly Report on Form 10-Q as well as any updates to these risk factors filed from time to time in PTC's other filings with the SEC. You are urged to carefully consider all such factors.
The forward-looking statements contained herein represent PTC's views only as of the date of this press release and PTC does not undertake or plan to update or revise any such forward-looking statements to reflect actual results or changes in plans, prospects, assumptions, estimates or projections, or other circumstances occurring after the date of this press release except as required by law.